Exhibit 99.1

JACKSONVILLE BANCORP ANNOUNCES

QUARTERLY RESULTS

JACKSONVILLE, FLA., August 3, 2012/ PRNewswire /— Jacksonville Bancorp, Inc. (the “Company”) (NASDAQ: JAXB), holding company for The Jacksonville Bank (the “Bank”), reported a net loss for the three months ended June 30, 2012 of $11.8 million, or $2.01 per basic and diluted common share, compared to the second quarter 2011 net income of $1.0 million, or $.18 per basic and diluted common share. The net loss was $10.5 million, or $1.79 per basic and diluted common share, for the six months ended June 30, 2012, compared to net income of $1.5 million, or $.25 per basic and diluted common share, for the same period in 2011. Book value and tangible book value per common share at June 30, 2012 were $3.22 and $2.43, respectively.

Total assets were $583.0 million at June 30, 2012, compared to $615.3 million at June 30, 2011. Net loans decreased by 8.6% to $432.6 million as of June 30, 2012, compared to $473.4 million as of June 30, 2011. Total deposits remained relatively flat at $521.5 million as of June 30, 2012, compared to $521.2 million as of June 30, 2011. Total deposits as of June 30, 2012 increased $47.6 million from December 31, 2011 driven primarily by an increase in time deposits of $28.4 million, noninterest-bearing demand deposits of $10.5 million and money market, NOW and savings deposits of $8.7 million.

As of June 30, 2012, nonperforming assets were $54.0 million, or 9.25% of total assets, compared to $42.7 million, or 6.94% of total assets a year ago. The increase in nonperforming assets from the second quarter of 2011 to the second quarter of 2012 is primarily a result of the ongoing challenging economic environment and the lagging recovery in the market in which the Company operates. As of June 30, 2012, nonperforming assets acquired in the merger with Atlantic BancGroup, Inc. (“ABI”) were $12.0 million, or 22.2% of total nonperforming assets.

The following table presents information concerning nonperforming assets as of the last five quarters:

(dollars in thousands)	For the period ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011

Nonperforming Assets
Nonperforming loans	$46,407	$49,066	$46,904	$51,639	$39,542

Total nonperforming loans	46,407	49,066	46,904	51,639	39,542
Foreclosed assets, net	7,508	7,667	7,968	4,314	3,172
Total nonperforming assets	53,915	56,733	54,872	55,953	42,714

Nonperforming loans and foreclosed assets as a percent of total assets	9.25%	9.68%	9.77%	9.20%	6.94%
Nonperforming loans as a percent of gross loans	10.24%	10.69%	10.13%	10.78%	8.15%
Loans past due 30-89 days, still accruing interest	$4,628	$10,917	$7,724	$9,270	$12,883

The decrease in loans past due 30-89 days in the current quarter, still accruing interest, was driven by accelerated collection efforts by the Company as well as a migration of past due loans to nonaccrual. Nonperforming loans decreased $2.7 million from $49.1 million for the three months ended March 31, 2012 to $46.4 million for the three months ended June 30, 2012.

The allowance for loan losses was 4.56% of total loans at June 30, 2012, compared to 2.47% for the comparable period in 2011 and 2.82% at December 31, 2011. Provision for loan loss expense was $11.6 million and $11.7 million for the three- and six-month periods ended June 30, 2012, respectively, compared to $1.1 million and $3.0 million for the comparable periods in 2011. The Company has recorded net charge-offs of $4 million for both the three- and six-month periods ended June 30, 2012, respectively, compared to $447 thousand and $4.1 million for the comparable periods in 2011. The high level of charge-offs for the six months ended June 30, 2012 is due primarily to the timing of recording charge-offs related to the Company’s disposition of distressed assets on an individual customer basis. This fits with the Company’s current overall strategy to accelerate the disposition of substandard assets as discussed further below.

During the second quarter of 2012, the Company adopted a new overall strategy to accelerate the disposition of substandard assets on an individual customer basis. Certain current appraised values were discounted to estimated fair value based on current market data such as recent sales of similar properties, discussions with potential buyers and negotiations with existing customers. These negotiations have materially impacted the Company’s earnings for the three- and six-month periods ended June 30, 2012 through the increased provision for loan losses. The Company expects to continue this new strategy for the foreseeable future. In addition, the Company has executed a financial advisory agreement with an investment banking firm (the “Firm”). Under the agreement, the Firm has agreed to work with Company management to assist in raising capital as well as advising the Company on reducing classified assets.

On June 18, 2012, Price W. Schwenck retired as the President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank. On that same date, we appointed Stephen C. Green as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank subject to regulatory approval. On May 14, 2012, Margaret A. Incandela was appointed as Executive Vice President and Chief Credit Officer of the Company and the Bank. Subsequently, on June 14, 2012, she was also appointed as Chief Operating Officer of the Company and the Bank subject to applicable regulatory approval. We have offered each employment contracts with equity awards subject to such regulatory approvals, as well as shareholder approvals.

Net loss for the three- and six-month periods ended June 30, 2012 was $11.8 million and $10.5 million, compared to a net income of $1.0 million and $1.5 million, respectively, during the comparable periods in 2011. The decrease in net income was driven primarily by the increase in provision for loan losses, OREO expenses and decreased net interest income. The decreased net interest income from the previous year was due to a decrease in average earning assets, primarily driven by a reduction in loan balances and the yield earned on these assets.

Interest income decreased $1.6 million during the three-month period ended June 30, 2012 when compared to the same period in the prior year. This decrease was driven by a decrease in average earning assets, in particular loan balances which declined by $38.6 million when compared to the same period in the prior year. This was further exacerbated by a decrease in the loan yield to 5.25% for the three-month period ended June 30, 2012 from the 6.16% recognized during the three-month period ended June 30, 2011. The decrease in the loan yield was driven by the following factors when compared to the same period in the prior year:

•	Decrease in accretion recognized on acquired loans of approximately $647 thousand;

•	Increase in loans on nonaccrual of $6.9 million;

•	Decrease in the weighted-average loan yield for new loans of 100 basis points; and

•	Modifications to reduce existing loan rates to be competitive in the current low-rate market environment.

Interest income decreased $2.7 million during the six-month period ended June 30, 2012 when compared to the same period in the prior year. This decrease was driven by a decrease in average earning assets, in particular loan balances which declined by $47.9 million when compared to the same period in the prior year. This was further exacerbated by a decrease in the loan yield to 5.33% for the six-month period ended June 30, 2012 from the 5.92% recognized during the six months ended June 30, 2011. The decrease in the loan yield was driven by the following factors when compared to the same period in the prior year:

•	Decrease in accretion recognized on acquired loans of approximately $800 thousand;

•	Increase in loans on nonaccrual of $6.9 million;

•	Decrease in the weighted-average loan yield for new loans of 85 basis points; and

•	Modifications to reduce existing loan rates to be competitive in the current low-rate market environment.

Interest expense decreased by $444 thousand and $1.0 million during the three- and six-month periods ended June 30, 2012, respectively, when compared to the same periods in the prior year. This was partially due to a decrease in the average cost of interest-bearing liabilities to 1.17% and 1.19% for the three-month and six-month periods ended June 30,

2012, respectively, compared to 1.52% and 1.51% for the same periods in the prior year. This decrease reflected the ongoing reduction in interest rates paid on deposits as a result of the re-pricing of deposits in the current market environment as well as a shift in the funding mix from interest-bearing to more non-interest-bearing deposits.

Noninterest income for the three- and six-month periods ended June 30, 2012, respectively, decreased to $290 thousand and $727 thousand when compared to $404 thousand and $800 thousand in the comparable periods in the prior year. The decrease for the three-month period ended June 30, 2012, compared to the same period in the prior year, was driven by a $23 thousand decrease in service charges on deposit accounts as well as a $57 thousand decrease for realized gain on securities. The decrease for the six-month period ended June 30, 2012, compared to the same period in the prior year, was driven primarily by a $56 thousand decrease in service charges on deposit accounts as well as a $57 thousand decrease for realized gains on securities, offset partially by a $70 thousand fee received related to a loan pre-payment during the first half of 2012.

Noninterest expense increased to $5.7 million and $10.0 million, respectively, for the three- and six-month periods ended June 30, 2012, compared to $4.7 million and $8.9 million, respectively, during the same periods in 2011. Increases to compensation, advertising and OREO expenses were offset by reductions in data processing, regulatory assessments and merger-related costs.

The income tax benefit for the six months ended June 30, 2012 was $30 thousand compared to $465 thousand for the same period in 2011. The Company recorded a full valuation allowance against its deferred taxes at December 31, 2011. This was substantially due to the fact that it was “more likely than not” that the benefit would not be realized in future periods due to Section 382 of the Internal Revenue Code. The calculation for the income tax provision or benefit generally does not consider the tax effects of changes in other comprehensive income (“OCI”), which is a component of shareholders’ equity on the balance sheet. However, an exception is provided in certain circumstances, such as when there is a full valuation allowance against the net deferred tax assets, there is a loss from continuing operations and income in other components of the financial statements. In such a case, income from other categories, such as changes in OCI, must be considered in determining a tax benefit to be allocated to the loss from continuing operations. During the six-month period ended June 30, 2012, this resulted in $30 thousand of income tax benefit allocated to continuing operations.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $583 million in assets and eight full-service branches in Jacksonville, Duval County, Florida, as well as our virtual branch. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: our ability to raise capital; our ability to dispose of substandard assets and the disposition prices thereof; economic and political conditions, especially in North Florida; real estate prices and sales in the Company’s markets; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; efforts to increase our capital and reduce our nonperforming assets; and technological changes. The Company’s actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 which are incorporated herein by reference.

Contact Valerie Kendall at 904-421-3051 for additional information.

JACKSONVILLE BANCORP, INC.

(Unaudited)

(Dollars in thousands except per share data)

	For the three months ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Consolidated Earnings Summary
Total interest income	$6,474	$6,671	$7,145	$7,754	$8,105
Total interest expense	1,376	1,356	1,591	1,741	1,820
Net interest income	5,098	5,315	5,554	6,013	6,285
Provision for loan losses	11,584	72	7,617	1,737	1,109
Net interest income (loss) after provision for loan losses	(6,486)	5,243	(2,063)	4,276	5,176
Noninterest income	290	437	355	376	404
Noninterest expense	5,656	4,392	16,677	4,574	4,651
Income (loss) before income tax	(11,852)	1,288	(18,385)	78	929
Income tax expense (benefit)	(30)	—	8,458	(1,219)	(119)
Net income (loss)	$(11,822)	$1,288	$(26,843)	$1,297	$1,048
Summary Average Consolidated Balance Sheet
Loans, gross	$455,604	$459,166	$474,612	$484,122	$494,217
Securities	82,648	70,427	65,380	66,400	66,778
Other earning assets	25,598	8,741	5,698	14,157	5,518

Total earning assets	563,850	538,334	545,690	564,679	566,513
Other assets	30,144	30,184	47,844	45,931	46,731

Total assets	$593,994	$568,518	$593,534	$610,610	$613,244

Interest-bearing liabilities	$471,622	$454,613	$451,804	$473,524	$479,491
Other liabilities	91,733	84,400	85,936	82,305	80,543
Shareholders’ equity	30,639	29,505	55,794	54,781	53,210

Total liabilities and shareholders’ equity	$593,994	$568,518	$593,534	$610,610	$613,244

Per Share Data
Basic earnings (loss) per share	$(2.01)	$0.22	$(4.56)	$0.22	$0.18
Diluted earnings (loss) per share	$(2.01)	$0.22	$(4.56)	$0.22	$0.18
Basic weighted average shares outstanding	5,890,136	5,889,822	5,889,822	5,889,822	5,889,288
Diluted weighted average shares outstanding	5,890,136	5,890,689	5,889,822	5,890,553	5,891,030
Book value per basic share at end of period	$3.22	$5.23	$4.98	$9.52	$9.27
Tangible book value per basic share at end of period	$2.43	$4.42	$4.15	$6.76	$6.50
Total shares outstanding at end of period	5,890,880	5,889,822	5,889,822	5,889,822	5,889,822
Closing market price per share	$1.51	$3.53	$3.15	$4.89	$6.59
Selected ratios
Return on average assets	-8.00%	0.91%	-17.94%	0.84%	0.69%
Return on average equity	-155.19%	17.56%	-190.87%	9.39%	7.90%
Average equity to average assets	5.16%	5.19%	9.40%	8.97%	8.68%
Tangible common equity to tangible assets	2.48%	4.48%	4.39%	6.73%	6.39%
Interest rate spread	3.44%	3.78%	3.80%	3.99%	4.22%
Net interest margin	3.64%	3.97%	4.04%	4.22%	4.45%
Allowance for loan losses as a percentage of total loans	4.56%	2.85%	2.82%	2.75%	2.47%
Allowance for loan losses as a percentage of NPL’s	44.49%	22.98%	27.77%	25.56%	30.33%
Ratio of net charge-offs as a percentage of average loans	3.56%	0.01%	6.51%	0.44%	0.36%
Efficiency ratio	104.97%	76.36%	282.23%	71.59%	69.53%

	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Summary Consolidated Balance Sheet

Cash and cash equivalents	$25,703	$23,136	$9,955	$22,972	$24,313
Securities	90,583	78,768	66,025	63,892	63,796
Loans, gross	453,263	459,121	462,607	479,083	485,442
Allowance for loan losses	(20,647)	(13,082)	(13,024)	(13,197)	(11,993)
Loans, net	432,616	446,039	449,583	465,886	473,449
Goodwill	3,137	3,137	3,137	14,326	14,210
Other intangible assets, net	1,511	1,642	1,774	1,916	2,069
All other assets	29,407	33,111	30,951	38,952	37,427
Total assets	$582,957	$585,833	$561,425	$607,944	$615,264

Deposit accounts	$521,549	$513,513	$473,907	$511,754	$521,233
All other liabilities	42,430	41,518	58,174	40,126	39,456
Shareholders’ equity	18,978	30,802	29,344	56,064	54,575
Total liabilities and shareholders’ equity	$582,957	$585,833	$561,425	$607,944	$615,264

JACKSONVILLE BANCORP, INC.

(Unaudited)

(Dollars in thousands except per share data)

	Six Months Ended
	June 30, 2012		June 30, 2011
Consolidated Earnings Summary
Total interest income	$13,145		$15,845
Total interest expense	2,732		3,684
Net interest income	10,413		12,161
Provision for loan losses	11,656		3,038
Net interest income (loss) after provision for loan losses	(1,243)		9,123
Noninterest income	727		800
Noninterest expense	10,048		8,901
Income (loss) before income tax	(10,564)		1,022
Income tax benefit	(30)		(465)
Net (loss) income	$(10,534)		$1,487

Summary Average Consolidated Balance Sheet
Loans, gross	$457,385		$505,286
Securities	76,537		65,918
Other earning assets	17,170		5,430
Total earning assets	551,092		576,634
Other assets	30,164		46,343
Total assets	$581,256		$622,977

Interest-bearing liabilities	$463,118		$492,255
Other liabilities	88,066		77,967
Shareholders’ equity	30,072		52,755
Total liabilities and shareholders’ equity	$581,256		$622,977

Per Share Data
Basic earnings (loss) per share	$(1.79)		$0.25
Diluted earnings (loss) per share	$(1.79)		$0.25
Basic weighted average shares outstanding	5,889,979		5,889,050
Diluted weighted average shares outstanding	5,889,979		5,890,584
Book value per basic share at end of period	$3.22		$9.27
Tangible book value per basic share at end of period	$2.43		$6.50
Total shares outstanding at end of period	5,890,880		5,889,822
Closing market price per share	$1.51		$6.59

Selected ratios
Return on average assets	(3.64	) %	0.48%
Return on average equity	(70.44	) %	5.68%
Average equity to average assets	5.17%		8.47%
Tangible common equity to tangible assets	2.48%		6.39%
Interest rate spread	3.61%		4.03%
Net interest margin	3.80%		4.25%
Allowance for loan losses as a percentage of total loans	4.56%		2.47%
Allowance for loan losses as a percentage of NPL’s	44.49%		30.33%
Ratio of net charge-offs as a percentage of average loans	1.77%		1.64%
Efficiency ratio	90.20%		68.68%

	June 30, 2012	June 30, 2011
Summary Consolidated Balance Sheet

Cash and cash equivalents	$25,703	$24,313
Securities	90,583	63,796
Loans, gross	453,263	485,442
Allowance for loan losses	(20,647)	(11,993)
Loans, net	432,616	473,449
Goodwill	3,137	14,210

Other intangible assets, net	1,511	2,069

All other assets	29,407	37,427

Total assets	$582,957	$615,264

Deposit accounts	$521,549	$521,233
All other liabilities	42,430	39,456
Shareholders’ equity	18,978	54,575

Total liabilities and shareholders’ equity	$582,957	$615,264